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                     January 26, 2021

       Michael R. Cole
       Chief Financial Officer
       UFP Industries Inc.
       2801 East Beltline NE
       Grand Rapids, MI 49525

                                                        Re: UFP Industries Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 28, 2019
                                                            Filed February 26,
2020
                                                            File No. 000-22684

       Dear Mr. Cole:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing